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                      October 16, 2023

       Feng Lin
       Chief Financial Officer
       Uxin Limited
       21/F, Donghuang Building
       No. 16 Guangshun South Avenue
       Chaoyang District, Beijing, 100102
       People   s Republic of China

                                                        Re: Uxin Limited
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2023
                                                            File No. 001-38527

       Dear Feng Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Li He, Esq.